UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2021

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

001-35561

(Commission File Number)

1441 Broadway, Suite 5116, New York, NY 10018

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	IDEX	The Nasdaq Stock Market

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 5, 2021 Ideanomics announced the appointment of Kristen Helsel as Chief Revenue Officer (the “CRO”). Ms. Helsel has entered into an at-will employment agreement (the “Agreement”) with Ideanomics, Inc. (the “Company”) subject to termination rights contained in the Agreement. Pursuant to the Agreement, Ms. Helsel will receive an annual base salary of $300,000 and will be entitled to participate in all employment benefit plans and policies of the Company generally available. After 3 months of employment and approval of the Company’s board of directors (the “Board”), Ms. Helsel will be eligible to receive up to 1,000,000 stock options (“Options”) at an exercise price equal to the closing price of the Company’s stock on the date of the approval of the Options grant by the Board. The vesting schedule for the Options shall be set forth in the stock option agreement. Ms. Helsel shall be eligible to receive an annual discretionary performance-related cash bonus equal to up to 100% of Ms. Helsel’s base salary prorated for 2021. In the event that the Company terminates Ms. Helsel for “Cause” (as defined in the Agreement) or for “Good Reason” (as defined in the Agreement), Ms. Helsel shall receive her base salary for a 12 month period following the effective date of her termination. There is no arrangement or understanding between Ms. Helsel and any other person pursuant to which Ms. Helsel was selected as the CRO. There is no family relationship between Ms. Helsel and any director or officer of the Company.

Ms. Helsel has over 20 years of experience creating and delivering strong P&L results through team leadership along with strong experience combining business and financial strategies with tactical executions to optimize short-term and long-term gains. Ms. Helsel has grown new business around disruptive technologies by identifying, negotiating and closing global deals. Prior to Ideanomics, Ms. Helsel was a partner at DKS Investments, from January 2014 thru April 2021, where she consulted for organizations in renewables and tech including Solar+Storage, EV Charging, drones, robotics and SaaS revenue development. From November 2019 through November 2020 Ms. Helsel served as the Chief Development Officer for Lionano, a nano-technology start-up developing solid state battery solutions in the Automotive and Energy Storage sectors. From November 2017 through November 2019 Ms. Helsel was Chief Revenue officer for Pika Energy, a company focused on the residential and commercial electric energy storage sector in North America, which was eventually sold to Generac Power Systems where she was the SVP of sales for Generac. From October 2014 through April 2016 Ms. Helsel was a Vice President at CyPhy Works (also known as Aria Insights), a technology startup drone developer and manufacturer of military and commercial aerial robots that provide actionable insight for data driven decision making. From September 2008 through December 2013 Ms. Helsel was the Vice President & General Manager at AeroVironment for their Electric Vehicles Solutions team. Kristen was named one of Automotive News’ “Electrifying 100: the 100 Most Influential People” in the EV industry and has closed numerous OEM agreements. Ms. Helsel has earned a Masters in Business Administration from the University of Michigan and a Bachelor of Science in Mechanical Engineering from the University of Illinois.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On April 5, 2021, the Company issued a press release announcing the appointment of Ms. Helsel as CRO, a copy of which is filed as Exhibit 99.2 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Employment Agreement, effective April 5, 2021, with Kristin Helsel
99.2	Press Release, dated April 5, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideanomics, Inc.

Date: April 5, 2021	By:	/s/ Alfred Poor
Alfred Poor
Chief Executive Officer